Exhibit 99.1

PRESS RELEASE

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2010

DURHAM, N.C. - November 15, 2010 - Trimeris, Inc., (Nasdaq: TRMS) or the "Company," today announced financial results for the quarter ended September 30, 2010, reporting net income of $16.5 million, or $0.74 per share compared with $1.6 million, or $0.07 per share for the quarter ended September 30, 2009. Comparisons of net income between the quarters ended September 30, 2010 and September 30, 2009 are affected by several items detailed in the section below entitled "Adjusted (Non-GAAP) Financial Information." Excluding these items, the Company would have reported adjusted net income of $2.1 million or $0.10 per share in the third quarter of 2010.

For the nine months ended September 30, 2010, the Company reported net income of $18.8 million, or $0.84 per share, compared with $5.1 million, or $0.23 per share for the nine months ended September 30, 2009. Comparisons of net income between the periods are affected by several items detailed in the section below entitled "Adjusted (Non-GAAP) Financial Information." Excluding these items, the Company would have reported adjusted net income of $2.4 million, or $0.11 per share for the nine months ended September 30, 2010, compared with $4.5 million, or $0.20 per share for the nine months ended September 30, 2009.

Collaboration income for the quarter ended September 30, 2010 was $20.0 million compared with $1.7 million for the quarter ended September 30, 2009. This increase was primarily driven by the Company's agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. ("Roche") in September 2010 (see "Deferred Marketing Expenses" discussion below), which relieved Trimeris of any obligation to repay certain deferred marketing expenses to Roche in the amount of $18.7 million and a decrease in selling and marketing expenses offset, in part, by payments under the settlement agreement with Novartis, and a decrease in net sales of FUZEON in the U.S and Canada. Net sales of FUZEON in the U.S. and Canada for the third quarter of 2010 were $9.0 million, down 14 percent from $10.4 million in the third quarter of 2009.

The Company recorded net adjustments to royalty revenue for the quarter ended September 30, 2010 of $2.7 million compared to royalty revenue of $2.1 million for the quarter ended September 30, 2009. This decrease in royalty revenue was driven by (1) a decrease in net FUZEON sales outside the U.S. and Canada; (2) a reduction in the royalty rate for net FUZEON sales outside the U.S. and Canada (see "Disagreement with Roche over FUZEON Cost of Goods" discussion below) and (3) the settlement agreement with Novartis Vaccines and Diagnostics, Inc. (see "Novartis Patent Lawsuit" discussion below). Net sales of FUZEON outside the U.S. and Canada for the third quarter of 2010 were $9.3 million, down 52 percent from $19.4 million in the third quarter of 2009. A significant portion of this decline in net sales resulted from the fact that the government of Brazil did not purchase FUZEON in the third quarter of 2010 after making purchases for eight consecutive quarters.

Operating expenses for the quarter ended September 30, 2010 were $1.4 million compared with $1.7 million for the quarter ended September 30, 2009.

Cash, cash equivalents and investment securities available-for-sale totaled $44.1 million at September 30, 2010, compared to $48.4 million at December 31, 2009.

"We are pleased that we were able to negotiate a favorable outcome on the deferred marketing expense, removing an $18.7 million liability," said Martin A. Mattingly, Chief Executive Officer of Trimeris. "Also during the third quarter of 2010, we were able to successfully resolve the Novartis patent suit. We are disappointed and disagree, however, with Roche's position that it is entitled to apply a reduced royalty rate on Fuzeon sales outside the U.S. and Canada while cost of goods sold are in dispute. We are committed to working with Roche to bring this matter to a fair resolution as quickly as possible."

Deferred Marketing Expenses

On September 23, 2010, the Company and Roche entered into an agreement relieving the Company of any obligation to repay certain deferred marketing expenses to Roche. The agreement relates to the parties' collaboration for the development and commercialization of FUZEON. Under the existing Development and License Agreement between the parties, the Company and Roche had agreed that certain expenses related to the selling and marketing of FUZEON that were incurred by Roche in 2004 would be subject to re-payment by Trimeris, assuming certain terms and conditions were met and Trimeris had recorded the obligation on its balance sheet under the caption "Accrued Marketing Expenses." Pursuant to this recent agreement, the Company is no longer obligated to pay these deferred marketing expenses to Roche. As a result, the Company eliminated such accrued marketing costs, which increased collaboration income by $18.7 million in the third quarter of 2010.

Disagreement with Roche over FUZEON Cost of Goods Sold

In October 2010, Roche informed the Company that, in reliance on a clause in the Development and License Agreement between the Company and Roche that permits Roche to reduce its royalty payments to the Company if the cost of goods sold outside the U.S. and Canada exceeds a certain proportion of FUZEON net sales outside the U.S. and Canada, Roche would reduce the royalty paid to the Company on sales outside the U.S. and Canada from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010. As previously disclosed, in April 2009, the Company notified Roche that it did not agree with the manner in which FUZEON cost of goods sold were being calculated and charged to the collaboration. Roche and the Company have been in discussions regarding this calculation since that time.

The Company has notified Roche of its objection to the timing and application of the royalty reduction clause, both under the terms of the contract and in light of its ongoing discussion related to the calculation of cost of goods sold. While the Company is considering all available options for resolution of this issue, the Company currently intends to continue working with Roche to reach agreement on the appropriate cost of goods sold for FUZEON.

Roche's imposition of a reduced royalty rate resulted in a reduction in royalty revenue for the first six months of 2010 of $1.8 million which has been recognized in the third quarter of 2010 and will result in significant reductions in expected royalty revenues for so long as the reduced royalty rate is in effect.

Novartis Patent Lawsuit

On September 23, 2010, the Company and Roche entered into a settlement agreement with Novartis resolving the litigation relating to FUZEON then pending in the U.S. District Court for the Eastern District of North Carolina. Under the terms of the settlement agreement, the Company's collaboration with Roche will continue to sell FUZEON under a license to Novartis' U.S. patent No. 7,285,271 B1. In exchange for the grant of this license, the Company and Roche agreed to pay royalties to Novartis on net sales of FUZEON of one and one-half percent (1.5%) on sales occurring in the U.S. and Canada in a calendar year, and one percent (1%) on sales outside of the U.S. and Canada in a calendar year. The royalty rate increases to three percent (3%) in the U.S. and Canada and one and one-half percent (1.5%) on any portion of FUZEON sales in excess of $50,000,000 in the relevant region in a calendar year. The Company and Roche will share responsibility for payment of these royalties equally.

In addition, pursuant to the terms of the settlement agreement, the Company made payments to Novartis for the Company's share of royalties beginning in the fourth quarter of 2007 through the third quarter of 2010 in the aggregate amount of approximately $2.7 million ($1.5 million has been recorded as a reduction to royalty revenue and $1.2 million has been recorded as a reduction to collaboration income). The Company's share of the payments to Novartis for the three months ended September 30, 2010 was approximately $114,000.

Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has reported adjusted net income and adjusted net income per share for the three and nine months ended September 30, 2010 and 2009, to allow investors to make meaningful comparisons of the Company's operating performance between periods. Adjusted net income and adjusted net income per share are not a substitute for or superior to net income calculated in accordance with GAAP.

(unaudited)	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2010 [in thousands except per share amounts]	September 30, 2009 [in thousands except per share amounts]	September 30, 2010 [in thousands except per share amounts]	September30, 2009 [in thousands except per share amounts]
Net income (GAAP)	$ 16,453	$ 1,644	$ 18,786	$ 5,055
Obligation to repay certain deferred marketing expenses, which resulted in an one-time increase in collaboration income [1]	(18,658)		(18,658)
Novartis royalty, which decreased royalty revenue and collaboration income [2]	2,579		2,306
Revised royalty rate, which decreased royalty revenue [3]	1,760		-
Real estate commission, which increased operating expenses [4]				496
Cost of Goods Sold Credit, which increased collaboration income [5]				(1,081)

Net income (Non-GAAP)	$ 2,134	$ 1,644	$ 2,434	$ 4,470
Diluted net income per share (GAAP)	$ 0.74	$ 0.07	$ 0.84	$ 0.23
Diluted net income per share (Non-GAAP)	$ 0.10	$ 0.07	$ 0.11	$ 0.20

[1] On September 23, 2010, the Company and Roche entered into an agreement relieving the Company of any obligation to repay certain deferred marketing expenses.

[2] On September 23, 2010, the Company and Roche signed a settlement agreement with Novartis resolving the then-pending litigation relating to FUZEON. The Company's obligation to Novartis for its share of royalties beginning in the fourth quarter of 2007 through the third quarter of 2010 was approximately $2.7 million ($1.5 million has been recorded as a reduction to royalty revenue and $1.2 million has been recorded as a reduction to collaboration income) which has been recognized in the third quarter of 2010.

The adjustment for the three months ended September 30, 2010 was $2.6 million ($1.4 million related to royalty revenue and $1.2 million related to collaboration income). This amount represents the Company's share of royalties beginning in the fourth quarter of 2007 through the second quarter of 2010.

The adjustment for the nine months ended September 30, 2010 was $2.3 million ($1.2 million related to royalty revenue and $1.1 million related to collaboration income). This amount represents the Company's share of royalties beginning in the fourth quarter of 2007 through the fourth quarter of 2009.

[3] In October 2010, Roche informed the Company that, in reliance on a clause in the Development and License Agreement between the Company and Roche that permits Roche to reduce its royalty payments to the Company if the cost of goods sold outside the U.S. and Canada exceeds a certain proportion of FUZEON net sales outside the U.S. and Canada, Roche would reduce the royalty paid to the Company on sales outside the U.S. and Canada from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010.

The adjustment for the three months ended September 30, 2010 was $1.8 million. This amount represents the effect of the reduced royalty rate for the first six months of 2010. There was no comparable adjustment for the nine months ended September 30, 2010.

[4] In May 2009, the Company entered into an agreement releasing it from future lease obligations relating to the former corporate office and research facility. In the second quarter of 2009, the Company expensed a one-time real estate commission of $496,000 in connection with this agreement.

[5] During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million was recorded by the collaboration as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. This amount was recorded by the Company in the first quarter of 2009, which had the effect of increasing collaboration income in that period. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an increase or decrease to cost of goods sold for the collaboration in future periods.

Earnings Conference Call and FUZEON Sales Releases

The Company will not be conducting a conference call in connection with this earnings release.

The Company's collaborative partner, Roche, no longer includes FUZEON sales results in their quarterly reports. Accordingly, the Company will no longer issue separate press releases announcing FUZEON sales results. FUZEON sales results will now be included in the Company's earnings releases.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: the Company is dependent on third parties for the sale, marketing and distribution of its drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of its products; the results of its previous clinical trials are not necessarily indicative of future clinical trials; there can be no assurance that the Company will be able to resolve its dispute with Roche over calculation of cost of goods sold, or that in resolving such dispute, the Company will not incur significant costs or adversely affect its critical business relationship with Roche; and the Company's commercial drug and drug candidate are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Milestone revenue	$ 67	$ 67	$ 199	$ 199
Royalty revenue [1]	(2,697)	2,141	824	6,251
Collaboration income [2]	19,973	1,702	22,713	5,555
Total revenue and collaboration income	17,343	3,910	23,736	12,005

Operating expenses:
General and administrative	1,433	1,669	4,000	4,805
Gain on disposal of equipment	--	--	--	(23)
Total operating expenses	1,433	1,669	4,000	4,782

Operating (loss) income	15,910	2,241	19,736	7,223

Other income (expense)
Interest income	28	59	61	338
Gain on investments	-	241	-	298
Interest expense	-	(64)	(130)	(192)
Total other income (expense)	28	236	(69)	444

Income before taxes	15,938	2,477	19,667	7,667
Income tax (benefit) expense	(515)	833	881	2,612

Net income	$ 16,453	$ 1,644	$ 18,786	$ 5,055

Basic net income per share	$ 0.74	$ 0.07	$ 0.84	$ 0.23

Diluted net income per share	$ 0.74	$ 0.07	$ 0.84	$ 0.23

Weighted average shares outstanding - basic	22,320	22,320	22,320	22,297
Weighted average shares outstanding - diluted	22,332	22,320	22,332	22,297

Notes:

[1] In October 2010, Roche informed the Company that, in reliance on a clause in the Development and License Agreement between the Company and Roche that permits Roche to reduce its royalty payments to the Company if the cost of goods sold outside the U.S. and Canada exceeds a certain proportion of FUZEON net sales outside the U.S. and Canada, Roche would reduce the royalty paid to the Company on sales outside the U.S. and Canada from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010. As previously disclosed, in April 2009, the Company notified Roche that it did not agree with the manner in which FUZEON cost of goods sold were being calculated and charged to the collaboration. Roche and the Company have been in discussions regarding this calculation.

The Company has notified Roche of its objection to the timing and application of the royalty reduction clause, both in terms of the contract and in light of its on-going discussion related to the calculation of cost of goods sold. While the Company is considering all available options for resolution of this issue, the Company currently intends to continue working with Roche to reach agreement on the appropriate cost of goods sold for FUZEON.

Roche's imposition of a reduced royalty rate resulted in a reduction in royalty revenue for the first six months of 2010 of $1.8 million which has been recognized in the third quarter of 2010.

Pursuant to the terms of the settlement agreement with Novartis related to the patent litigation, the Company's obligation to Novartis for its share of royalties beginning in the fourth quarter of 2007 through the third quarter of 2010 was approximately $2.7 million ($1.5 million has been recorded as a reduction to royalty revenue and $1.2 million has been recorded as a reduction to collaboration income) which has been recognized in the third quarter of 2010.

[2] Collaboration income represents the Company's share of the net operating results from the sale of FUZEON in the United States and Canada under the Company's Development and License Agreement with Roche. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

The Company entered into negotiations with Roche, in accordance with the Development and License Agreement, related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009 and 2010. These negotiations are ongoing today. Accordingly, the Company cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future and the Company cannot be certain when a final resolution will be reached. Depending upon the resolution of the Company's negotiations with Roche, cost of goods sold may increase or decrease in future periods, and as discussed above, royalty rates and other commercial terms may be similarly effected by the outcome of these discussions.

During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million was recorded by the collaboration as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. This amount was recorded by the Company in the first quarter of 2009, which had the effect of increasing collaboration income in that period. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an increase or decrease to cost of goods sold for the collaboration in future periods.

Pursuant to the terms of the settlement agreement with Novartis related to the patent litigation, the Company's obligation to Novartis for its share of royalties beginning in the fourth quarter of 2007 through the third quarter of 2010 was approximately $2.7 million ($1.5 million has been recorded as a reduction to royalty revenue and $1.2 million has been recorded as a reduction to collaboration income) which has been recognized in the third quarter of 2010.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 44,135	$ 48,440
Other current assets	3,606	2,782
Total current assets	47,741	51,222
Total other assets	8,388	9,036
Total assets	$ 56,129	$ 60,258
Liabilities and Stockholders' Equity
Total current liabilities	$ 1,211	$ 6,017
Long term portion of deferred revenue	840	1,039
Accrued marketing costs	-	18,528
Accrued compensation - long-term	95	142
Total liabilities	2,146	25,726

Total stockholders' equity	53,983	34,532
Total liabilities and stockholders' equity	$ 56,129	$ 60,258

FUZEON Net Sales

(Recognized by Roche, the Company's collaborative partner)

[$ in millions]

(unaudited)

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2009:
(millions)	2010
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$7.2	$8.0	$9.0
Ex. U.S/Canada Net Sales	17.3	14.6	9.3
Global Net Sales	$24.4	$22.7	$18.3
Brazil Purchase*	$7.8	$8.0	-

	2009
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$10.0	$9.7	$10.4	$9.0	$39.1
Ex. U.S/Canada Net Sales	17.8	19.4	19.4	16.5	73.1
Global Net Sales	$27.8	$29.1	$29.8	$25.5	$112.2
Brazil Purchase*	$7.1	$8.0	$7.8	$7.6	$30.4

(numbers may not add due to rounding)

*included in Ex. U.S/Canada Net Sales and Global Net Sales

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